10f-3 Transactions Summary

Set forth below is a summary of the transactions made pursuant to the Funds' 10f-3 procedures for the period
"December 1, 2006 through May 31, 2007."

Fund
Intermediate Muni Bond Fund
Security
Dormitory Authority of the State of New York
"University of Rochester  Revenue Bonds, Series 2007"
Advisor
EIMCO
Transaction
 Date
1/18/07
Cost
"$315,968,190"
Offering Purchase
1.74%
Broker
Underwriting
Lehman Brothers
Syndicate
Citigroup
Banc of America Securities LLC
First Albany Capital
Wachovia Securities

Members
Wachovia Securities